Exhibit  23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-275123) and Form S-8 (File No. 333-225137) of our report dated March 18, 2024, except for Segment Reporting in Note 17 and Revision of Previously Issued Consolidated Financial Statements in Note 18 (not presented herein), as to which the date is April 8, 2025, with respect to our audit of the consolidated financial statements of Blink Charging Co. for the year ended December 31, 2023, appearing in the Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

New York, NY

March 31, 2026